UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2004

INTELLISYNC CORPORATION

(Exact name of registrant as specified in its charter)

0-21709

(Commission File Number)

Delaware	77-0349154
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2550 North First Street, San Jose, California 95131

(Address of principal executive offices, with zip code)

(408) 321-7650

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2004, the Compensation Committee of the Company’s Board of Directors granted Woodson Hobbs, the Company’s President, Chief Executive Officer and Director, a stock option to purchase 1,500,000 shares of the Company’s common stock at an exercise price of $2.00 per share, which represents the closing sales price of one share of the Company’s common stock on the Nasdaq National Market on November 23, 2004. The option was granted to Mr. Hobbs pursuant to the Company’s 2002 Stock Option Plan.

Of the 1,500,000 shares subject to the Mr. Hobbs’ option, (i) 800,000 will vest over four years, with 25 percent vesting on the 12-month anniversary of the date of grant and then 1/48th vesting monthly thereafter and (ii) the remainder will vest based on the financial performance of the Company and the market price of the Company’s common stock.

In addition, on November 23, 2004, the Compensation Committee of the Company granted Clyde Foster, the Company’s Chief Operating Officer, a stock option to purchase 400,000 shares of the Company’s common stock at an exercise price of $2.00 per share, which represents the closing sales price of one share of the Company’s common stock on the Nasdaq National Market on November 23, 2004. The option was granted to Mr. Foster pursuant to the Company’s 2002 Stock Option Plan.

Of the 400,000 shares subject to Mr. Foster’s option, (i) 200,000 will vest over four years, with 25 percent vesting on the 12-month anniversary of the date of grant and then 1/48th vesting monthly thereafter and (ii) the remainder will vest based on the financial performance of the Company and the market price of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLISYNC CORPORATION

Date: November 26, 2004	By:	/s/ J. Keith Kitchen
J. Keith Kitchen
Chief Financial Officer